Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132577

PROSPECTUS

11,512,137 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 11,512,137 shares of common stock for the account of the selling stockholder named in this prospectus.  The selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus.  The price or prices at which the selling stockholder may sell shares of common stock will be determined by prevailing market prices for the shares or in negotiated transactions.  We will not receive any proceeds from sales by the selling stockholder.

On March 3, 2006, we acquired the hydraulic workover business of Oil States International, Inc., a Delaware corporation, from its wholly owned subsidiary, Oil States Energy Services, Inc. (formerly known as HWC Energy Services, Inc.). In connection with the acquisition, we issued shares of our common stock to Oil States Energy Services, Inc.  We also entered into a registration rights agreement with Oil States Energy Services pursuant to which we agreed to file with the U.S. Securities and Exchange Commission a registration statement covering resales of the shares of common stock we issued to Oil States Energy Services.  This prospectus forms a part of the registration statement filed by us as required by the registration rights agreement.  We will pay all of the expenses incurred in registering the shares.

Investing in our common stock involves significant risks.  See "Risk Factors" beginning on page 2 of this prospectus.

Our common stock is quoted on the American Stock Exchange under the symbol “WEL.” On May 7, 2008, the last reported sales price for our common stock was $2.16 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 8, 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
PROSPECTUS SUMMARY	1
RISK FACTORS	2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	2
USE OF PROCEEDS	2
DESCRIPTION OF OUR CAPITAL STOCK	3
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	11
EXPERTS	11
WHERE YOU CAN FIND MORE INFORMATION	11
FORWARD−LOOKING STATEMENTS	11

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this registration statement or any related prospectus or prospectus supplement, including any information incorporated herein by reference, is accurate as of any date other than the date on the front of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since any such date.  The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. It likely does not contain all of the information that is important to you or that you should consider when making an investment decision.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein.  Please see the section entitled “Where You Can Find More Information.”  In this prospectus, we refer to Boots & Coots International Well Control, Inc., and its subsidiaries as “we,” “us,” “our” or “Boots & Coots,” unless we specifically indicate otherwise or the context clearly indicates otherwise.

Our Company

We provide a suite of integrated pressure control and related services to onshore and offshore oil and gas exploration and development companies; principally in North America, South America, North Africa, West Africa and the Middle East.  Our customers include major and independent oil and gas companies in the U.S. market and major international and foreign national oil and gas producers as well as other oilfield service companies.  Our service lines are organized into two business segments; well intervention and response.  Our well intervention segment consists of services that are designed to enhance production for oil and gas operators and to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This business segment consists primarily of hydraulic workover and snubbing services, prevention and risk management services and pressure control equipment rental and services.  Our response segment consists of personnel, equipment and emergency services utilized during a critical well event.  We have a long history in the oil and gas industry and are widely recognized for our emergency response services.

Our principal offices are located at 7908 N. Sam Houston Parkway W., 5th Floor, Houston, Texas 77064, and our telephone number is (281) 931-8884. Our website is located at www.bootsandcoots.com.

The Offering

This prospectus relates to the offer and sale from time to time of up to an aggregate of 11,512,137 shares of common stock for the account of the selling stockholder named in this prospectus.  The selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus.  The price or prices at which the selling stockholder may sell shares of common stock will be determined by prevailing market prices for the shares or in negotiated transactions.

We will not receive any proceeds from the sale of securities by the selling stockholders. See “ Use of Proceeds” on page 2 of this prospectus.

RISK FACTORS

Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus and in our other filings with the SEC that we incorporate by reference, including our Annual Report on Form 10−K for the fiscal year ended December 31, 2007. The risks and uncertainties described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•     Our Annual Report on Form 10−K for the fiscal year ended December 31, 2007 filed with the SEC on March 13, 2008;

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above−referenced documents, at no cost, from our website at www.bootsandcoots.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your requests for documents to:

Director, Investor Relations
Boots & Coots International Well Control, Inc.
7908 N. Sam Houston Parkway W., 5th Floor
Houston, Texas 77064
(281) 931−8111

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 11,512,137 shares of common stock for the account of the selling stockholder referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholder. Please read “Selling Stockholder” for the name of the selling stockholder receiving proceeds from the sale of the common stock covered by this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock, preferred stock, certificate of incorporation, by-laws and rights agreement is a summary only and is subject to the complete text of our certificate of incorporation and by-laws and the rights agreement we have entered into with American Stock Transfer & Trust Company, as Rights Agent, which we have previously filed with the SEC. You should read our certificate of incorporation, by-laws and rights agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. You may request copies of these documents by writing or telephoning us at our address and telephone number shown under the caption "Where You Can Find More Information." This section also summarizes relevant provisions of the Delaware General Corporation Law. The terms of the Delaware General Corporation Law are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.

Our authorized capital stock currently consists of 125,000,000 shares of common stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.00001 per share. As of the date of this prospectus, there are approximately 75,776,581 million shares of common stock issued and outstanding and approximately 200 stockholders of record of our common stock. No shares of preferred stock are currently outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.

Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. If we issue preferred stock in the future, payment of dividends to holders of our common stock may be subject to the rights of holders of our preferred stock with respect to payment of preferential dividends, if any.

If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.

Our common stock is listed on the American Stock Exchange under the symbol “WEL.”

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue up to five million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

For purposes of the rights plan described below, our board of directors has designated 1,000,000 shares of preferred stock to constitute Series I Junior Participating Preferred Stock. For a description of the rights plan, please read “—Stockholder Rights Plan.”

Authorized but Unissued Stock

We have 125,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock of which approximately 75,776,581 million shares of common stock and no shares of preferred stock were outstanding as of the date of this prospectus. One of the consequences of our authorized but unissued common stock and preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

•     diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•     creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•     effecting an acquisition that might complicate or preclude the takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation does not prohibit action by written consent of stockholders in lieu of a meeting. Special meetings of stockholders may be called only by the board of directors, the chairman of the board, or the president.

Amendment of the By-laws

Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders entitled to vote. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our certificate of incorporation and by-laws grant our board of directors the power to alter and repeal our by-laws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may also alter or repeal our by-laws by the affirmative vote of not less than 66% of the stockholders entitled to vote.

Removal of Directors

Directors may be removed with cause by a vote of at least 66% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office even if less than a quorum. A director elected to fill a vacancy not resulting from an increase in the number of directors serves for the remaining term of his predecessor or his earlier death, resignation or removal.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our certificate of incorporation and by-laws provide the manner in which stockholders may give notice of business to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal executive office not less than 60 days nor more than 90 days prior to the date of the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the meeting was mailed or public disclosure was made.

The notice must set forth, as to each item to be brought before the annual meeting, a description of the proposal and the reasons for conducting such business at the annual meeting, the name and address, as they appear on our books, of the stockholder proposing the item, the number of shares of each class or series of capital stock beneficially owned by the stockholder, and any material interest of the stockholder in the proposal. A notice with regards to stockholder nominations for the election of directors must contain the name, age, business address and residence of the director nominee, the principal occupation or employment of the director nominee, the number of shares of each class or series of capital stock beneficially owned by the director nominee, and any other information relating to the director nominee that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required by Regulation 14A of the Securities Exchange Act of 1934, as amended.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Stockholder Rights Plan

General

On November 27, 2001, our board of directors issued a dividend of one preferred share purchase right (a "Right") for each outstanding share of our common stock held of record on that date and approved the further issuance of Rights with respect to all shares of our common stock that are subsequently issued. The Rights were issued subject to a Rights Agreement dated as of November 17, 2001 between us and American Stock Transfer & Trust Company, as Rights Agent. Each Right now entitles the registered holder to purchase from us one one-hundredth of a share of Series I Junior Participating Preferred Stock, par value $0.00001 (“Series I Stock”), at a price of $5.00 in cash, subject to adjustment. Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for our common stock and will not be transferable apart from our common stock. On November 21, 2005, we amended the Rights Agreement to exempt the acquisition by Oil States Energy Services of the shares of our common stock to which this prospectus relates from the operation of the Rights Agreement as described below. The acquisition of 25% or less of our outstanding common stock at the time of such acquisition by certain direct transferees of Oil States Energy Services is also exempted from the operation of the Rights Agreement pursuant to such amendment.

Detachment of Rights; Exercise

The Rights are currently attached to all certificates representing outstanding shares of our common stock and no separate Right certificates have been distributed. The Rights will separate from our common stock and a distribution date ("Distribution Date") will occur upon the earlier of (1) 10 business days following the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of our outstanding common stock or (2) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate certificates alone will thereafter evidence the Rights.

If a person or group were to acquire 15% or more of our common stock, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of our common stock (or, under certain circumstances, the equivalent number of one one-hundredth of a share of Series I Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

If we were acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power were sold, proper provision would be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

Antidilution and Other Adjustments

The number of shares (or fractions thereof) of Series I Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Series I Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on our common stock payable in our common stock or any subdivision or combination of our common stock occurring, in any such case, prior to the Distribution Date.

Exchange Option

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock and before the acquisition by a person or group of 50% or more of our outstanding common stock, our board of directors may, at its option, issue our common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of our common stock (or one one-hundredth of a share of Series I Stock) for each share of our common stock for which each Right is then exercisable, subject to appropriate adjustment.

Redemption of Rights

At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding common stock, our board of directors may redeem all but not less than all of the then outstanding rights at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Expiration; Amendment of Rights

The Rights will expire on December 31, 2011, unless earlier extended, redeemed or exchanged. The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become or intends to become the beneficial owner of 15% or more of our outstanding common stock, no such amendment may materially and adversely affect the interests of holders of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our board of directors. The Rights should not, however, interfere with any merger or other business combination that is approved by our board of directors.

Limitation of Liability of Officers and Directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•     for any breach of the duty of loyalty to us or our stockholders;

•     for an act or omission not in good faith that constitutes a breach of duty of the director to us or involving intentional misconduct or a knowing violation of law;

•     for any transaction from which the director derived an improper personal benefit;

•     under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•     an act or omission for which the liability of a director is expressly provided for by an applicable statute.

As a result, neither we nor our stockholders, through stockholders' derivative suits on our behalf, have the right to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the DGCL.  The indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law.  We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•     the owner of 15% or more of the outstanding voting stock of the corporation;

•     an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•     an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•     the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•     after completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•     on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of one, two or three years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation and bylaws provide for a classified board of directors by dividing the board into three (3) classes, with no class having more than one director more than any other class. The stockholders of a Delaware corporation with a classified board of directors may remove a director only “for cause” unless the company's certificate of incorporation provides otherwise. Our bylaws restrict the removal of a director except “for cause.”

Transfer Agent and Registrar

Our Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company. Its phone number (800) 937-5449.

SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus are being offered by the selling stockholder referenced in the table below.

This prospectus does not and will not cover subsequent sales of common stock purchased from the selling stockholder named in this prospectus.

The following table sets forth the name of the selling stockholder, the amount of shares of our common stock beneficially owned by the selling stockholder prior to the offering, the amount being offered for the stockholder's account and the amount to be owned by such stockholder after completion of the offering, assuming that all shares held are sold pursuant to this prospectus. Because the selling stockholder may transfer all, some or none of the shares pursuant to this prospectus, or may transfer or otherwise dispose of shares in transactions exempt from the registration requirements of the Securities Act of 1933, we do not know the exact number of shares of our common stock or the percentage of common stock outstanding that will be held by the selling stockholder after completion of the sale of shares hereunder. The selling stockholder is under no obligation to sell or dispose of all or any portion of the shares held by it, nor is the selling stockholder obligated to sell or dispose of any such shares immediately pursuant to this prospectus. The selling stockholder does not beneficially own any other common stock issued by us.

We prepared the table based on information supplied to us by the selling stockholder.  We have not sought to independently verify such information.

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering

Oil States Energy Services, Inc.(2)(3)	11,512,137	11,512,137	—	*

*	Less than 1%.

(1)	Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Douglas E. Swanson, Chairman of our Board of Directors, is a director of, and former Chief Executive Officer of, Oil States International, Inc., the parent of Oil States Energy Services, Inc.

(3)
Cindy B. Taylor, Chief Executive Officer and member of the Board of Directors of Oil States International, Inc., the parent of Oil States Energy Services, Inc., served on our Board of Directors from March 3, 2006 to December 3, 2007.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder pursuant to the terms of a registration rights agreement.

The selling stockholder, including some of its transferees who may later hold its interest in the shares of our common stock covered by this prospectus and who are otherwise entitled to resell their shares using this prospectus, may sell the shares of common stock covered by this prospectus from time to time in any legal manner selected by the selling stockholder, including directly to purchasers or through underwriters, brokers, dealers, agents or other persons, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker, dealer, agent or other person may be in excess of those customary in the types of transactions involved. The selling stockholder will act independently of us in making decisions with respect to the pricing, timing, manner and size of each sale of the common stock covered by this prospectus.

The selling stockholder has advised us that the shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected at various times in one or more transactions, which may include:

•     ordinary brokers' transactions;

•     transactions involving cross or block trades or otherwise on the American Stock Exchange;

•     transactions in the over-the-counter market;

•     transactions otherwise than on the American Stock Exchange or in the over-the-counter market;

•     transactions in which brokers, dealers or underwriters purchase the shares for resale, including without limitation on a firm commitment or best efforts basis or for their own account;

•     transactions "at the market" to or through market makers of our common stock or into an existing market for our common stock, and in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales through agents;

•     privately negotiated transactions;

•     any other method permitted under applicable law; or

•     any combination of the foregoing.

In addition, the selling stockholder may also enter into hedging and/or other monetization transactions. For example, the selling stockholder may:

•     enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in which case the other party may use shares of our common stock received from the selling stockholder to close out any short positions;

•     itself sell short our common stock under this prospectus and use shares of our common stock held by it to close out any short positions;

•     enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer our common stock under this prospectus, as amended or supplemented to reflect such transaction; or

•     loan or pledge our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, in each case under this prospectus, as amended or supplemented to reflect such transaction.

The selling stockholder may also may donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker, dealer, agent or other person regarding the sale of common stock by the selling stockholder. To the extent required, the shares to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any underwriter, broker, dealer, agent or other person, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement filed with the SEC under Rule 424(b) under the Securities Act or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part. The selling stockholder may sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to an exemption from the registration requirements of the Securities Act (including without limitation Rule 144 thereunder) may be sold pursuant to that exemption (subject to the terms of the stockholder agreement) rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The aggregate proceeds to the selling stockholder from the sale of the shares offered by it will be the purchase price of the shares less discounts and commissions, if any. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts and commissions and/or agent's commissions. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus.

The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules and regulations thereunder relating to stock manipulation, including without limitation Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholder. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

The selling stockholder and any underwriters, brokers, dealers, agents or other persons who act in connection with the sale of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discounts, commissions or fees received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Subject to certain limitations, we have agreed to indemnify the selling stockholder its officers, directors, employees, partners, attorneys and agents, each underwriter, broker or other person acting on behalf of the selling stockholder and each person who controls any of the foregoing persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which such persons may be required to make in respect of such liabilities. Subject to certain limitations, the selling stockholder has agreed to indemnify us, our directors, our officers who sign the registration statement of which this prospectus is a part and each person who controls any of the foregoing persons against certain liabilities, including specified liabilities under the Securities Act, but only to the extent such liabilities are caused by written information furnished to us by it for inclusion in this prospectus or any supplement or amendment hereto to contribute with respect to payments in connection with such liabilities.

We have agreed to pay all of the costs, fees and expenses incident to the registration of the resale of the selling stockholder's common stock. We will not pay any legal fees or other expenses of the selling stockholder or any commissions, fees and discounts of underwriters, brokers, dealers and agents.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the later of (A) March 3, 2008 and (B) such time as the selling stockholder ceases to own at least 5% of our outstanding shares of common stock and (ii) the later of (x) March 3, 2010 and (y) the earliest date that the selling stockholder may then dispose of all its registrable shares without restriction under Rule 144(k) promulgated under the Securities Act. Notwithstanding the foregoing, our obligation to keep such registration statement effective shall immediately terminate upon the sale of all registrable shares covered by any shelf registration statement that we file in the manner set forth and as contemplated in such shelf registration statement.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Thompson & Knight LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2007 appearing in our Annual Report (Form 10-K) for the year ended December 31, 2007, have been so incorporated in reliance upon the reports of UHY LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post−effective amendment to the registration on Form S−3 on a registration statement on Form S−1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to the company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

FORWARD−LOOKING STATEMENTS

Included and incorporated by reference in this prospectus are certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including statements regarding our future financial position, growth strategy, budgets, projected costs, and plans and objectives of management for future operations.  We use the words "may," "will," "expect," "anticipate," "estimate," "believe," "continue," "intend," "plan," "budget" and other similar words to identify forward-looking statements. You should read statements that contain these words carefully and should not place undue reliance on these statements. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations or assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the following factors and the other factors described under the caption "Risk Factors" in this prospectus and in our Form 10-K incorporated by reference in this prospectus:

• competition;
• changes in economic or political conditions in the markets in which we operate; and
• the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict or control. We do not undertake any obligation to publicly update or revise publicly any forward-looking statements.